Exhibit 99.1

Contact:

Jeff Misakian

Global Vice President, Investor Relations

(562) 552-9417

jmisakian@go2uti.com

UTI WORLDWIDE ANNOUNCES ORGANIZATIONAL CHANGES

LONG BEACH, Calif., September 18, 2012 – UTi Worldwide Inc. (NASDAQ: UTIW) today announced steps that will streamline its organization and facilitate improved integration and alignment between its freight forwarding and contract logistics and distribution businesses. The actions will also reduce complexity and optimize the value of the company’s progress in its transformation initiatives. The changes are effective October 1, 2012.

Edward G. Feitzinger has been appointed Executive Vice President, Global Operations. In his expanded role, Mr. Feitzinger will be responsible for all of the operations in the company’s freight forwarding and contract logistics and distribution businesses. UTi’s regional leaders will report to Mr. Feitzinger, as will the company’s product leaders. Mr. Feitzinger will continue to report to Eric W. Kirchner, chief executive officer.

Ronald W. Berger has been appointed Senior Vice President, Global Operating Processes and Chief Information Officer. In his expanded role, Mr. Berger will be responsible for UTi’s information technology and global operating processes. The role aligns information technology and the company’s transformation initiatives under a single leader. Ronald S. Glickman will partner with Mr. Berger during a transition period, after which he will pursue opportunities outside of the company.

Mr. Kirchner said, “These changes are taking place at a pivotal phase in the company’s evolution. We’ve made good progress aligning and bringing consistency to our contract logistics and distribution business line under Ed’s leadership, and I expect similar dividends from applying an enterprise perspective to all operations. Ed has a strong background in supply chain services with deep knowledge of both freight forwarding and contract logistics and distribution. Ron Berger has made significant progress in leading the company’s transformation and driving improvements in our freight forwarding business line. Ron’s background and knowledge of information technology complement his operational skills and will allow us to move seamlessly from the design phase of our system development and into operational production.”

Kirchner continued, “I want to thank Ron Glickman for his contributions toward building a stable information technology infrastructure to support our operating and financial systems, and other critical improvements. The accomplishments that Ron and his team have achieved put us in a position to align resources around the operational deployments that will allow us to realize our transformational objectives.”

Mr. Feitzinger joined UTi Worldwide in 2010 as Executive Vice President, Global Contract Logistics and Distribution. Prior to UTi, Mr. Feitzinger served as Senior Vice President at Golden Gate Logistics, a third-party logistics provider of freight forwarding and contract logistics services. Prior to Golden Gate, he was Vice President of Worldwide Logistics for Hewlett-Packard, where he managed more than $1 billion in transportation and logistics spend. Prior to Hewlett-Packard, Mr. Feitzinger was Senior Vice President of Sales and Marketing at Menlo Worldwide, where he also led the technology and engineering division.

Mr. Berger joined UTi Worldwide in 2009 as Senior Vice President, Global Operating Processes. Prior to UTi, Mr. Berger served as Vice President and Chief Information Officer at FedEx Trade Networks, Inc. Mr. Berger also led enterprise-wide transformation efforts at Emery/Menlo Worldwide and UPS Supply Chain Solutions, building critical knowledge and specific understanding about business processes and what is required to execute business transformation in the industry.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers, and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ supply chains.

# # #